Exhibit 5.1

 [Letterhead of Jones Day]

October 7, 2011

EDAP TMS
Parc d’activité de la Poudrette Lamartine
4, rue du Dauphiné
69120 Vaulx-en-Velin, France

           Re:  Registration Statement on Form F-3 filed by EDAP TMS

Ladies and Gentlemen:

We are acting as special French counsel for EDAP TMS, a French société anonyme (the “Company”) in connection with the authorization of the sale from time to time, on a delayed basis, by the Company of up to $30,000,000 of (i) ordinary shares of the Company (the “Ordinary Shares”);(ii) preferred shares of the Company (the “Preferred Shares); or (iii) warrants to purchase Ordinary Shares or Preferred Shares (the “Warrants”) in each case as contemplated by the Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) to which this opinion has been filed as an exhibit (as amended from time to time, the “Registration Statement”).  The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.           The Ordinary Shares, when (a) the extraordinary shareholders’s meeting of the Company and, as the case may be, the Board of Directors of the Company (the “Board”), and/or the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to approve the issuance of, and establish the terms of, the offering of the Ordinary Shares and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board, as the case may be, upon payment of the consideration provided therein to the Company, will be validly issued and fully paid.

2.           The Preferred Shares, when (a) the extraordinary shareholders’s meeting of the Company and, as the case may be, the Board and/or the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to authorize and approve the issuance of, and establish the terms of, the offering of Preferred Shares Shares and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board, as the case may be, upon payment of the consideration provided therein to the Company, will be validly issued and fully paid.

3.           The Warrants, when (a) the extraordinary shareholders’s meeting of the Company and, as the case may be, the Board and/or the meeting of any holders of a specific category of securities of the Company, has taken all necessary corporate action to approve the issuance of and establish the terms of such Warrants, the terms of the offering of the Warrants and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board as the case may be, and upon payment of the consideration approved by the Board, the Warrants will be validly issued.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the relevant rules and regulations of the Commission will be timely filed with the Commission (iii) the resolutions authorizing the Company to issue, offer and sell the Securities as adopted by the extraordinary shareholders’ meeting and/or the Board, as applicable, will be in full force and effect at all times at which the Securities are issued, offered or sold by the Company, (iv) the definitive terms of the Securities will have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting and/or the Board, as applicable, the Company’s by-laws and applicable law; (v) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement and the amount of Securities issued will remain within the limits of the then authorized but unissued amounts of such Securities; (vi) all Securities will be issued in compliance with applicable securities and corporate law; and (vii) any deposit agreement, warrant agreement, purchase contract agreement will constitute a valid and binding obligation of each party thereto other than the Company.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Jones Day